Term Sheet No. J87 To the Product Supplement No. G-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 July 23, 2009
Credit Suisse
Structured Investments	Credit Suisse $ 98% Principal Protected ProNotes due July 28, 2011 Linked to the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
General
•
The securities are 98% principal protected at maturity, subject to the credit of the Issuer, and are designed for investors who seek a leveraged return at maturity based on the appreciation of an equally weighted basket of four currencies relative to the U.S. dollar, subject to a Basket Return Cap. Investors should be willing to forgo interest payments, and to lose up to 2% of their original investment at maturity if the Final Basket Level does not appreciate from the Initial Basket Level by at least 1.24% during the term of the securities.

•	Senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, maturing July 28, 2011†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•
The securities are expected to price on or about July 24, 2009 (the “Trade Date”) and are expected to settle on or about July 29, 2009. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse, acting through its Nassau Branch
Basket:
The securities are linked to an equally weighted basket consisting of four currencies (each a “Basket Currency,” and together the “Basket Currencies”) that measures the performance of the Basket Currencies relative to the U.S. dollar. We refer to the Basket Currencies collectively as the “Basket”.

Basket Currency	Fixing Source	Fixing Time	Initial Spot Rate*	Weighting
Brazilian real (“BRL”)	Bloomberg page: BZFXPTAX	6:00 PM New York		1/4
Chinese yuan (“CNY”)	Bloomberg page: CYCFUSD	4:00 PM Beijing		1/4
Indian rupee (“INR”)	Bloomberg page: INRRATE	2:30 PM Mumbai		1/4
Russian ruble (“RUB”)	CME page: www.cmegroup. com/trading/fx/daily-ruble-rate.html	12:30 PM Moscow		1/4
Currency of the Issue:	United States dollars
Principal Protection:	98% of the principal amount at maturity, subject to the credit of the Issuer.
Upside Participation Rate:	At least 161%. The actual Upside Participation Rate will be determined on the Trade Date.
Basket Return Cap:	Expected to be 24.15% (to be determined on the Trade Date).
Basket Return Floor:	0%
Redemption Amount:
At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities that you hold multiplied by the sum of 0.98 plus the Basket Return. Accordingly, the maximum Redemption Amount of the securities at maturity is expected to be $1,221.50 per $1,000 principal amount.

Basket Return:	The Basket Return is expressed as a percentage and is calculated as follows, subject to the Basket Return Cap and the Basket Return Floor:
Upside Participation Rate ×	Final Basket Level – Initial Basket Level Initial Basket Level
If the Final Basket Level does not appreciate from the Initial Basket Level by at least 1.24%, you could lose up to $20 per $1,000 principal amount of securities that you hold at maturity.
Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:	The closing level of the Basket on the Valuation Date will be calculated as follows:

100 × [1 + (BRL Return × 1/4) + (CNY Return × 1/4) + (INR Return × 1/4) + (RUB Return × 1/4)]
The BRL Return, CNY Return, INR Return and RUB Return refer to the Basket Currency Return for the Brazilian real, the Chinese yuan, the Indian rupee and the Russian ruble, respectively.

Currency Return:	With respect to each Basket Currency, the performance of the Basket Currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows:
Final Spot Rate – Initial Spot Rate Initial Spot Rate
Initial Spot Rate*:
For each Basket Currency, the exchange rate relative to the U.S. dollar determined by the Calculation Agent on the Trade Date, expressed as the number of U.S. dollars per one unit of such Basket Currency.

Final Spot Rate:	For each Basket Currency, the Spot Rate on the Valuation Date.
Spot Rate:
For each Basket Currency except the Brazilian real, the Spot Rate will be the average of the bid price and the ask price for the relevant Basket Currency from the relevant Fixing Source or any successor thereto at the relevant Fixing Time. For the Brazilian real, the Spot Rate will be the ask price from the relevant Fixing Source or any successor thereto at the relevant Fixing Time. The Spot Rate will be expressed as the number of U.S. dollars per one unit of such Basket Currency. The Spot Rate is subject to the provisions set forth under “Currency Disruption Events” in this term sheet.

Valuation Date†:	July 25, 2011
Maturity Date†:	July 28, 2011
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546ELR3

† Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”
Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 3 of this term sheet and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this term sheet, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per security	$1,000.00	$15.00	$985.00
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $985.00 per security, and the placement agents with respect to sales made to such accounts will forgo any fees.

(2) J.P. Morgan Securities Inc., which we refer to as JPMSI, and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed 1.50% of the principal amount of the securities.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction. In addition, the securities are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan
Placement Agents
July 23, 2009

Additional Terms Specific to the Securities

You should read this term sheet together with the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. G-I dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003140/a2191821z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The following table and examples illustrate the hypothetical Redemption Amounts at maturity for a hypothetical range of performance of the Basket from +100% to −100%. The hypothetical Redemption Amounts set forth below assume an Initial Basket Level of 100, an Upside Participation Rate of 161%, a Basket Return Cap of 24.15% and a Basket Return Floor of 0%. The actual Upside Participation Rate and Basket Return Cap will be determined on the Trade Date. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount of securities to $1,000. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual Redemption Amounts applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Basket Level	Percentage Change in Basket Level	Basket Return	Total Return	Redemption Amount
200.00	100.00%	24.15%	22.15%	$1,221.50
190.00	90.00%	24.15%	22.15%	$1,221.50
180.00	80.00%	24.15%	22.15%	$1,221.50
170.00	70.00%	24.15%	22.15%	$1,221.50
160.00	60.00%	24.15%	22.15%	$1,221.50
150.00	50.00%	24.15%	22.15%	$1,221.50
140.00	40.00%	24.15%	22.15%	$1,221.50
130.00	30.00%	24.15%	22.15%	$1,221.50
120.00	20.00%	24.15%	22.15%	$1,221.50
115.00	15.00%	24.15%	22.15%	$1,221.50
110.00	10.00%	16.10%	14.10%	$1,141.00
105.00	5.00%	8.05%	6.05%	$1,060.50
101.24	1.24%	2.00%	0.00%	$1,000.00
101.00	1.00%	1.61%	−0.39%	$996.10
100.00	0.00%	0.00%	−2.00%	$980.00
95.00	−5.00%	0.00%	−2.00%	$980.00
90.00	−10.00%	0.00%	−2.00%	$980.00
80.00	−20.00%	0.00%	−2.00%	$980.00
70.00	−30.00%	0.00%	−2.00%	$980.00
60.00	−40.00%	0.00%	−2.00%	$980.00
50.00	−50.00%	0.00%	−2.00%	$980.00
40.00	−60.00%	0.00%	−2.00%	$980.00
30.00	−70.00%	0.00%	−2.00%	$980.00
20.00	−80.00%	0.00%	−2.00%	$980.00
10.00	−90.00%	0.00%	−2.00%	$980.00
0.00	−100.00%	0.00%	−2.00%	$980.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The Final Basket Level is 150, an increase of 50% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is greater than the Initial Basket Level is as follows:

Basket Return = 161% × [(150 - 100)/100] = 80.50%, subject to the Basket Return Cap
Basket Return = 24.15%
Redemption Amount = Principal × (0.98 + Basket Return)
Redemption Amount = $1,000 × 1.2215
Redemption Amount = $1,221.50

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,221.50 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Basket, subject to the Basket Return Cap.

Example 2: The Final Basket Level is 105, an increase of 5% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is greater than the Initial Basket Level is as follows:

Basket Return = 161% × [(105 - 100)/100] = 8.05%
Redemption Amount = Principal × (0.98 + Basket Return)
Redemption Amount = $1,000 × 1.0605
Redemption Amount = $1,060.50

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,060.50 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Basket.

Example 3: The Final Basket Level is 100, equal to the Initial Basket Level. Because the Final Basket Level is equal to the Initial Basket Level, the Basket Return is 0% and at maturity you would be entitled to receive a Redemption Amount equal to $980 per $1,000 principal amount of securities.

Example 4: The Final Basket Level is 50, a decrease of 50% from the Initial Basket Level. The determination of the Redemption Amount when the Final Basket Level is less than the Initial Basket Level is as follows:

Basket Return = 161% × (50 - 100)/100 = −80.50%, subject to the Basket Return Floor
Basket Return = 0%
Redemption Amount = Principal × (0.98 + Basket Return)
Redemption Amount = $1,000 × 0.98
Redemption Amount = $980

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $980 per $1,000 principal amount of securities based on a return linked to the decline in the level of the Basket, subject to the Basket Return Floor.

Selected Purchase Considerations

•
PRESERVATION OF 98% OF YOUR PRINCIPAL AT MATURITY – You will be entitled to receive at least 98% of the principal amount of your securities if you hold the securities to maturity, regardless of the performance of the Basket. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
CAPPED APPRECIATION POTENTIAL – Any positive return on the securities is subject to the Basket Return Cap, which will be set on the Trade Date and will not be less than 24.15%. Accordingly, the maximum amount payable is expected to be $1,221.50 for every $1,000 principal amount of securities. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
DIVERSIFICATION AMONG THE BASKET CURRENCIES – The return on the securities is linked to the performance of a basket of global currencies, which we refer to as the Basket Currencies, relative to the U.S. dollar, and will enable you to participate on a leveraged basis in any appreciation of the Basket Currencies relative to the U.S. dollar, during the term of the securities. Accordingly, the value of the Basket increases when the Basket Currencies appreciate in value relative the U.S. dollar. The Basket derives its value from an equally weighted group of currencies consisting of the Brazilian real, the Chinese yuan, the Indian rupee and the Russian ruble.

•
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS – Please refer to ‘‘Certain United States Federal Income Tax Considerations’’ in this term sheet for a discussion of certain U.S. federal income tax considerations for making an investment in the securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT MAY RESULT IN A LOSS OF UP TO 2% AT MATURITY – The return on the securities at maturity is linked to the performance of the Basket, and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Basket Return is less than 2%, your payment at maturity will be less than your initial investment in the securities. The minimum payment you will be entitled to receive for each $1,000 principal amount of securities held to maturity is $980. You will incur a loss of principal if the Final Basket Level is not greater than the Initial Basket Level by more than

1.24%. If Final Basket Level is equal to or less than the Initial Basket Level, the Basket Return will equal zero. You will receive only 98% of the principal amount of your securities (reflecting a 2% loss of principal) if the Final Basket Level is equal to or less than the Initial Basket Level.

•
THE SECURITIES DO NOT PAY INTEREST – We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Basket. If the Final Basket Level does not appreciate by at least 1.24% or depreciates relative to the Initial Basket Level, you could lose up to 2% of your principal amount of securities. The return on these securities may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Basket, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. In addition, any decline in our credit ratings or any increase in our credit spreads is likely to adversely affect the market value of the securities prior to maturity.

•
CAPPED APPRECIATION POTENTIAL – If the Final Basket Level is greater than the Initial Basket Level, for each $1,000 principal amount of securities, you will be entitled to receive at maturity $1,000 multiplied by the sum of 0.98 plus the Basket Return. The Basket Return will not exceed the Basket Return Cap which is expected to be 24.15% (to be determined on the Trade Date), regardless of the appreciation in the Basket, which may be significant. Accordingly, the maximum Redemption Amount of the securities at maturity is expected to be $1,221.50 per $1,000 principal amount of securities. Any payment at maturity is subject to our ability to pay our obligations as they become due.

•
THE INITIAL SPOT RATE WILL BE DETERMINED AT THE DISCRETION OF THE CALCULATION AGENT – The Initial Spot Rate for each Basket Currency will be determined by the Calculation Agent on the Trade Date and will not be based on the Spot Rate, Fixing Source or Fixing Time definitions set forth on the cover page of this term sheet.

•
CHANGES IN THE EXCHANGE RATES OF THE BASKET CURRENCIES MAY OFFSET EACH OTHER – Movements in the exchange rates of the Basket Currencies may not correlate with each other. At a time when the value of one or more of the Basket Currencies appreciates relative to the U.S. dollar, the value of one or more of the Basket Currencies may not appreciate as much or may weaken relative to the U.S. dollar. Therefore, in calculating the Basket Return, increases in the value of one or more of the Basket Currencies relative to the U.S. dollar may be moderated, or more than offset, by lesser increases or declines in the value of the other Basket Currencies relative to the U.S. dollar.

•
THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RISK – Foreign currency exchange rates vary over time, and may vary considerably during the term of the securities. The relative values of the U.S. dollar and each of the Basket Currencies are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments in the United States, Brazil, China, India and Russia and between each country and its major trading partners; and

•	the extent of governmental surplus or deficit in the United States, Brazil, China, India and Russia.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States, Brazil, China, India and Russia and those of other countries important to international trade and finance.

•
SPECIFIC RISKS RELATED TO THE CHINESE YUAN – If the Chinese yuan continues to be managed as in recent years, its spot rate movements are unlikely to contribute significantly to either an increase or decrease in the level of the Basket. Additionally, if the management of the Chinese yuan has resulted in trading levels that do not fully reflect market forces, a change in the Chinese government’s management of its currency could result in greater movement of the spot rate for the Chinese yuan-U.S. dollar exchange rate than in the past. Assuming the value of the other Basket Currencies remain constant, any increase or decrease in the value of the Chinese yuan relative to the U.S. dollar, whether as a result of a change in the governments management of its currency or otherwise, would result in a corresponding increase or decrease in the level of the Basket.

•
THE SECURITIES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – All of the Basket Currencies are the currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Basket Currencies, and, consequently, the return on the securities.

•
INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES – You may receive a lower payment at maturity than you would have received if you had invested directly in the Basket Currencies. In addition, the Basket Return is based on the Currency Return for each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Return for each of the Basket Currencies is dependent solely on such stated formula and not on any other formula that could be used for calculating currency returns.

•
IF THE LIQUIDITY OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Valuation Date would likely have an adverse effect on the Final Spot Rate for each Basket Currency, and therefore, on the return on your securities. Limited liquidity relating to any Basket Currency may also result in Credit Suisse, as calculation agent, being unable to determine the Basket Return using its normal means. The resulting discretion by the calculation agent in determining the Basket Return could, in turn, result in potential conflicts of interest.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – The original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	NO INTEREST PAYMENTS – As a holder of the securities, you will not receive interest payments.

•
LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the level of the Basket on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility in each Basket Currency and the U.S. dollar;

o	the time to maturity of the securities;

o	interest and yield rates in the market generally as well as in each of the Basket Currencies’ countries and in the United States;

o	the exchange rate and volatility of the exchange rate between the U.S. dollar, the Brazilian real, the Chinese yuan, the Indian rupee and the Russian ruble;

o	changes in correlation between the Basket Currency exchange rates;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Currencies or markets generally and which may affect the exchange rates of the Basket Currencies; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

Currency Disruption Events

If the Spot Rate for any Basket Currency is unavailable for any reason, the Spot Rate for such Basket Currency will be determined by the calculation agent in a commercially reasonable manner and in accordance with general market practice.

Historical Information

The following graphs set forth the historical performance of each Basket Currency based on the exchange rates of such Basket Currency from January 1, 2004 through July 23, 2009. As used herein, the exchange rates are expressed as the number of U.S. dollars per one unit of such Basket Currency. The Brazilian real-U.S. dollar exchange rate on July 23, 2009 was 0.5302. The Chinese yuan-U.S. dollar exchange rate on July 23, 2009 was 0.1464. The Indian rupee-U.S. dollar exchange rate on July 23, 2009 was 0.02065. The Russian ruble-U.S. dollar exchange rate on July 23, 2009 was 0.0321. We obtained the exchange rates for the Basket Currencies from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical exchange rates of the Basket Currencies should not be taken as an indication of future performance, and no assurance can be given as to the exchange rates of the Basket Currencies relative to the U.S. dollar on the Valuation Date. We cannot give you assurance that the performance of the Basket Currencies will result in the return in excess of 98% of your principal amount.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

We will treat the securities as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Obligations”) in the manner described below. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities. Holders should consult their tax advisors concerning the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

•	require you to accrue original issue discount at the comparable yield (as described below); and

•	generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the Maturity Date of the securities, that equals:

•
the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the securities.

The “issue price” of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is (for federal income tax purposes) projected to be paid prior to the Maturity Date).

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. Accordingly, we have determined that the comparable yield is an annual rate of 2.40%, compounded semi-annually.

We are required to furnish to you the comparable yield and solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments (generally the redemption amount in excess of par paid upon the Maturity Date). For purposes of this determination—and only for purposes of this determination, which is required for federal income tax purposes—we have assumed that the securities will not be called and will be held until the Maturity Date. Accordingly, the projected payment schedule attached as Exhibit A indicates that you will receive no interest until the Maturity Date, at which time the projected payment amount includes $              of interest on the aggregate principal amount. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount of the payments on a security.

If the actual contingent payment received on the Maturity Date differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

•	first, reduce the amount of original issue discount required to be accrued in the current year;

•
second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

•	third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMSI and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMSI and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $15 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts. For further information, please refer to “Underwriting” in the accompanying product supplement.

Credit Suisse